UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 29, 2016

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2016, UGI Corporation’s wholly owned subsidiary, UGI Energy Services, LLC ("UGIES"), entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement"), as borrower, with a group of lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (the "Agent"). The Credit Agreement provides for a $240 million revolving credit facility, including a $50 million sublimit for the issuance of letters of credit. UGIES has an option to increase the commitments under the Credit Agreement by up to an additional $60 million, to a total of $300 million, upon the receipt of commitments from one or more lenders. The Credit Agreement is available to provide funds for general corporate purposes of UGIES and its subsidiaries in the ordinary course of business.

At UGIES’s election from time to time, borrowings under the Credit Agreement will bear interest at either (i) the Alternate Base Rate, defined as the highest of (a) the prime rate, (b) the federal funds rate plus .50% and (c) the Adjusted LIBO Rate for a one month interest period plus 1%, plus the Applicable Rate, or (ii) the Adjusted LIBO Rate plus the Applicable Rate. The Applicable Rate for ABR Loans ranges from .75% to 1.25%, and for Eurodollar Loans from 1.75% to 2.25%, depending on the Index Debt Ratings of UGIES which Index Debt Ratings range from BBB or Baa2 or higher to unrated or BB+ or Ba1 or lower. The Adjusted LIBO Rate is defined as LIBO Rate multiplied by the Statutory Reserve Rate.

The Credit Agreement is guaranteed by certain of the subsidiaries of UGIES (together with UGIES, the "Loan Parties") pursuant to a Guaranty.

The Credit Agreement includes usual and customary affirmative and negative covenants that are binding on the Loan Parties (which are in each case subject to certain exceptions) including, but not limited to, restrictions on the ability of the Loan Parties to dispose of assets or enter into certain consolidations or mergers, incur additional indebtedness and guaranty obligations, create liens on their respective assets, make certain acquisitions or investments, make certain dividend or other distributions if any potential default or event of default exists and make any material change to the nature of their business. In addition, the Credit Agreement requires UGIES to abide by certain financial covenants, as follows: (i) a ratio of not more than 3.50 to 1.00 of Consolidated Total Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters; and (ii) a ratio of not less than 3.50 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters (each ratio is calculated as of the end of each fiscal quarter).

The Credit Agreement contains customary events of default (which are in each case subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, with respect to nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, certain bankruptcy related events, cessation of business, monetary judgment defaults and certain change of control events.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Second Amended and Restated Credit Agreement, dated as of February 29, 2016, by and among UGI Energy Services, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 4, 2016	By:	/s/ Kirk R. Oliver

Name: Kirk R. Oliver
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of February 29, 2016, by and among UGI Energy Services, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent.